Exhibit 99.1

Gladstone Commercial Corporation Reports Results for the Fourth Quarter and Year Ended

December 31, 2012

Please note the limited information that follows in this press release is not adequate for making an informed investment judgment.

McLean, VA, February 19, 2013: Gladstone Commercial Corporation (NASDAQ: GOOD), or the Company, today reported financial results for the fourth quarter and year ended December 31, 2012. A description of funds from operations, or FFO, a relative non-GAAP (generally accepted accounting principles in the United States) financial measure, is located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted. Please read the Company’s Annual Report on Form 10-K, or the Form 10-K, filed today with the U.S. Securities and Exchange Commission, or the SEC, which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.GladstoneCommercial.com.

Summary Information (dollars in thousands, except per share data):

	As of and for the three months ended December 31,		As of and for the year ended December 31,
	2012	2011	2012	2011

Operating Data:
Total operating revenue	$13,790	$11,468	$51,270	$43,976
Total operating expenses	(6,971)	(5,895)	(24,895)	(21,270)
Other expense	(6,205)	(4,457)	(22,614)	(16,992)

Net income	$614	$1,116	$3,761	$5,714

Dividends attributable to preferred stock	(1,023)	(1,023)	(4,093)	(4,094)
Dividends attributable to senior common stock	(42)	(17)	(113)	(62)

Net (loss) income available to common stockholders	$(451)	$76	$(445)	$1,558

Real estate depreciation and amortization	4,659	3,676	16,831	14,149

Funds from operations available to common stockholders	$4,208	$3,752	$16,386	$15,707

Share and Per Share Data:
Net (loss) income available to common stockholders - diluted	$(0.04)	$0.01	$(0.04)	$0.15
FFO available to common stockholders - diluted	$0.38	$0.34	$1.48	$1.53
Weighted average shares outstanding-basic	10,976,992	10,945,379	10,953,325	10,236,859
Weighted average shares outstanding-diluted	11,067,978	10,997,231	11,075,216	10,288,711
Cash dividends declared per common share	$1.50	$1.50	$1.50	$1.50

As of:
Real estate, before accumulated depreciation	$533,753	$442,521	$533,753	$442,521
Total assets	564,779	453,147	564,779	453,147
Mortgage notes payable, term loan, term preferred stock and borrowings under the line of credit	422,685	304,050	422,685	304,050
Total stockholders’ equity	122,365	135,314	122,365	135,314
Properties owned	80	72	80	72
Square feet owned	8,043,792	7,071,792	8,043,792	7,071,792
Square feet leased	98.8%	98.7%	98.8%	98.7%

Highlights of 2012, the Company:

•	Acquired Properties: Purchased eight fully-occupied properties, comprised of 972,000 square feet of rental space, for $107.2 million;

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Issued and Assumed Debt: Borrowed or assumed a total of $124.4 million in mortgages, which are collateralized by 20 of its properties, at a weighted average fixed interest rate of 5.2% for periods ranging from 6 to 17 years;

•	Extended Leases: Extended the term of 9 leases for additional periods ranging from 1 to 10 years;

•	Issued Common Stock: Issued common stock under its At-The-Market, or ATM, program, resulting in net proceeds of $2.4 million;

•	Issued Term Preferred Stock: Issued Series C Term Preferred Stock, resulting in net proceeds of $36.7 million;

•	Expanded Line of Credit: Increased the maximum availability of credit under its line of credit from $50.0 million to $75.0 million; and

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Paid Distributions: Paid monthly distributions for the year totaling $1.50 per share on the common stock, $1.94 per share on the Series A Preferred Stock, $1.88 per share on the Series B Preferred Stock, $1.63 per share on the Series C Term Preferred Stock and $1.05 per share on the Senior Common Stock. The common stock distributions paid in 2012 were a 100% return of capital.

2012 Results: FFO available to common stockholders for the three months and year ended December 31, 2012, was $4.2 million and $16.4 million, or $0.38 and $1.48 per share, a 12.2% and 4.3% increase when compared to the same periods one year ago. FFO increased primarily due to the increase in operating revenues derived from the eight properties acquired in 2012, partially offset by an increase in interest expense from the mortgage debt issued and assumed in 2012 coupled with distributions attributable to the Series C Term Preferred Stock issued in 2012 and an increase in property operating expenses during the year from our vacant properties.

Net (loss) income available to common stockholders for both the three months and year ended December 31, 2012, was ($0.4) million, or ($0.04) per share, respectively, compared to net income available to common stockholders for the three months and year ended December 31, 2011, of $0.1 million and $1.6 million, or $0.01 and $0.15 per share, respectively. A reconciliation of FFO to net income for the three months and years ended December 31, 2012 and 2011, which the Company believes is the most directly comparable GAAP measure to FFO, and a computation of basic and diluted FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.

Comments from the Company’s President, Bob Cutlip: “Our financial results for the year reflect increased revenues from our real estate investments made during 2012. We were pleased that we closed nearly $50.0 million in new acquisitions during the fourth quarter. We continue to have a strong acquisition pipeline and are focused on deploying additional capital in 2013. We also continue to focus on maintaining our portfolio and working with our existing tenants to extend the few leases that are scheduled to mature in 2013 and 2014 and to re-lease vacant space in our portfolio. We are looking forward to an active 2013.”

Subsequent to the End of the Year, the Company:

•	Issued Common Stock: Issued common stock under its ATM program, resulting in net proceeds of $2.3 million;

•	Extended Lease: Extended the term of an additional lease for 11 years; and

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Declared Distributions: Declared monthly cash distributions of $0.125 per share on its common stock, $0.1614583 per share on its Series A Preferred Stock, $0.15625 per share on its Series B Preferred Stock, $0.1484375 per share on its Series C Term Preferred Stock and $0.0875 per share on its senior common stock, for each of January, February and March 2013.

Conference Call: The Company will hold a conference call on Wednesday, February 20, 2013, at 8:30 a.m. EST to discuss its earnings results. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through March 20, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10021580. The live audio broadcast of the Company’s quarterly conference call will also be available online at the Company’s website, www.GladstoneCommercial.com. The event will also be archived and available for replay on the Company’s website through April 20, 2013.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust that invests in and owns net leased industrial, commercial and retail real property and selectively makes long-term industrial and commercial mortgage loans. Including payments through January 2013, the Company has paid 97 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid 5 consecutive quarterly cash distributions. The Company has also paid 85 consecutive monthly cash distributions on its Series A Preferred Stock, 76 consecutive monthly cash distributions on its Series B Preferred Stock, 12 consecutive monthly cash distributions on its Series C Term Preferred Stock and 36 consecutive monthly cash distributions on its senior common stock. The Company has never skipped, reduced or deferred a distribution since inception, over nine years ago. Further information on the Company can be found at www.gladstonecommercial.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Non-GAAP Financial Measure – FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs. To learn more about FFO, please refer to the Company’s Form 10-K for the year ended December 31, 2012, as filed with the SEC today.

The statements in this press release regarding the Company’s ability, plans or prospects to re-tenant its unoccupied properties, maintain or grow its portfolio and FFO, renegotiate leases, and deploy additional capital are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to raise additional capital; availability and terms of capital and financing, both to fund our operations and to refinance our indebtedness as it matures; the duration of, or further downturns in, the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption “Risk factors” of its Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on February 19, 2013. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Gladstone Commercial Corporation, +1-703-287-5893